SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2016

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55441	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02	Termination of a Material Definitive Agreement.

On April 4, 2016, White Mountain Titanium Corporation (the “Company”) entered into a Termination Agreement cancelling the Investor Relations Services Agreement dated December 21, 2015, with Crosby Enterprises, Inc., an entity owned and controlled by Howard Crosby, a former director of the Company. The termination of this agreement was effected in connection with Mr. Crosby’s resignation as a director of the Company on March 2, 2016. The effective date of the Termination Agreement was made retroactive to February 29, 2016. Under the terms of the agreement we agreed to compensate Mr. Crosby’s entity for services performed under the Services Agreement through February 29, 2016, which amount was paid on April 5, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chairman

At a meeting of the Board of Directors held on April 4, 2016, Andrew Sloop was appointed as the nonexecutive Chairman of the Board of Directors of the Company.

New Director

On April 3, 2016, Bobby Cooper tendered his resignation as a director of the Company and at the meeting of the Board of Directors held on April 4, 2016, Kevin D. Stulp was elected as a Director to fill the vacancy created by the resignation of Mr. Cooper. Mr. Stulp beneficially owns 653,150 shares of common stock, of which 40,577 are represented by shares issuable upon exercise of warrants which expire on April 30, 2016, and exercisable at $0.30 per share.

Board Committee Appointments

Also at the meeting of the Board on April 4, 2016, the Board completed its reconstitution the nominating and compensation committees. The following directors were appointed to and now constitute these committees:

Compensation Committee
Sue Pei, Chair
Kin Wong
John May

Nominating Committee
John May, Chair
Sue Pei
Kevin Stulp

Item 8.01	Other Events.

The Board of Directors decided to postpone the annual meeting of shareholders previously scheduled to be held on April 20, 2016. The meeting is planned to be held on or prior to May 17, 2016. The Company will file a subsequent report on Form 8-K to disclose the revised date for the meeting as soon as it is determined by the Board. The newly formed Nominating Committee is in the process of reviewing candidates to recommend to the Board to stand as nominees for election at the annual meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: April 7, 2016	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, CEO